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                                                                     EXHIBIT 8.2

                                                                     Tax Opinion





                                October 2, 1996





Red Pepper Software Company
1810 Gateway Drive, Suite 150
San Mateo, CA  94404

Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the filing of a registration statement on Form S-4 of a Prospectus/Consent Solicitation, and pursuant to Section 6.1(d) of the Agreement and Plan of Reorganization dated September 4, 1996 (the "Merger Agreement") among PeopleSoft, Inc., a Delaware corporation ("PeopleSoft") and Red Pepper Software Company, a California corporation ("Red Pepper"). Pursuant to the Merger Agreement, Red Pepper will merge with and into PeopleSoft (the "Merger"), and PeopleSoft will be the surviving corporation.

         Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         We have acted as legal counsel to Red Pepper in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

         1. The Merger Agreement;

         2. Representations and warranties made to us by Red Pepper;

         3. Representations and warranties made to us by PeopleSoft;

         4. Representations and warranties of certain shareholders of Red Pepper in "Continuity of Interest Certificates" and of certain shareholders, officers and directors of Red Pepper in "Affiliates Agreements";


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         5. The registration statement on Form S-4 of a Prospectus/Consent
Solicitation of Red Pepper and PeopleSoft (the "Registration Statement");

         6. An opinion of counsel, received by PeopleSoft from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, substantially identical in substance to this opinion (the "WSGR Tax Opinion"); and

         7. Such other instruments and documents related to the formation, organization and operation of Red Pepper and PeopleSoft or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

         In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

         2. The Merger will be consummated pursuant to the Merger Agreement and will be effective under the applicable state law.

         3. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

         4. The WSGR Tax Opinion has been delivered and not withdrawn.

         5. The shareholders of Red Pepper do not, and will not on or before the Effective Time, have an existing plan or intent to dispose of an amount of PeopleSoft Common Stock to be received in the Merger (or to dispose of Red Pepper Capital Stock in anticipation of the Merger) such that the shareholders of Red Pepper will not receive and retain a meaningful continuing equity ownership in PeopleSoft that is sufficient to satisfy the continuity of interest requirement as specified in Treasury Regulations Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and judicial decisions.

         6. The Merger will be reported by PeopleSoft and Red Pepper on their respective federal income tax returns in a manner consistent with the opinion set forth below.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes, the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code.


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         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

         1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         2. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code. No opinion is expressed as to any other matter, including any other tax consequences of the Merger or any other transaction (including any transaction undertaken in connection with the Merger) under any foreign, federal, state, or local tax law.

         3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         4. This opinion is intended solely for the benefit of you and your shareholders; it may not be relied upon by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent, however, to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the Prospectus/Consent Solicitation constituting a part thereof, and any amendments thereto.



                                               Very truly yours,


                                               /s/ GRAY CARY WARE & FREIDENRICH

                                               GRAY CARY WARE & FREIDENRICH
                                               A Professional Corporation